Exhibit 99.1

TOP CABLE EXECUTIVES TAKE VYYO HELM:

JIM CHIDDIX NAMED VICE CHAIRMAN;

WAYNE DAVIS TAKES REINS AS CEO

Norcross, GA (March 26, 2007) – Vyyo Inc. (NASDAQ: VYYO), a supplier of broadband access equipment for cable system operators, announced today that two prominent cable industry executives — Jim Chiddix and Wayne Davis — have joined the company as vice chairman and chief executive officer, respectively.

Chiddix, whose career includes 15 years as chief technology officer with Time Warner Cable, joins Vyyo after having served as chairman and chief executive officer of OpenTV for the past three years. Davis was most recently executive vice president, engineering, and chief technology officer of Charter Communications, the third-largest publicly traded cable operator in the United States. At Vyyo, both executives will spearhead the company’s efforts to accelerate industry deployment of Vyyo’s 3 GHz Spectrum Overlay and business services solutions.

Davis succeeds Davidi Gilo, who will remain chairman of Vyyo.

“The commitments that Jim Chiddix and Wayne Davis are making to Vyyo underscore the value of our technology to the cable industry,” said Gilo. “As two of the most respected innovators in cable, their expertise and knowledge will help Vyyo work more closely with operators to leverage the competitive advantages of existing plant infrastructure against fiber.”

Vyyo has quickly emerged as an extremely cost-efficient alternative to incremental bandwidth enhancements during a time of increasing consumer demand for richer, more accessible and relevant content and services.Cable operators have been increasingly attracted to Vyyo’s ability to greatly expand the raw bandwidth of their existing network infrastructures at a fraction of the cost of fiber. With Vyyo, cable operators can meet current and future bandwidth demands today, to capitalize on the lucrative commercial and residential services markets.

“The ability to expand bandwidth well beyond today’s limits and deliver business services over existing networks represents two of cable’s most potent weapons against the telcos,” said Chiddix. “Vyyo’s technology is critical because it delivers the truly advanced capabilities that will help cable operators maintain leadership positioning.”

“The breakneck pace of change in the cable and telecommunications industries requires new, innovative approaches like Vyyo’s that can usher in the next generation of broadband services delivery,” said Davis. “Vyyo’s ability to cost-effectively enable fiber-like performance over HFC networks will truly give cable operators an edge over the competition. It’s an exciting time to join the company.”

Throughout his career with OpenTV, Time Warner Cable and Time Warner’s Mystro TV, Chiddix has earned respect as an industry leader involved in each wave of technical innovation.  As chief technology officer of Time Warner Cable, he was responsible for all corporate engineering and research and development activities and played pioneering roles in the adoption of hybrid/fiber coax broadband network architecture, video-on-demand and digital cable.

In addition to his new role with Vyyo, Chiddix will remain on the board of directors of OpenTV.  A member of the Cable Pioneers, he has been honored with multiple awards for technological innovation, including an Emmy Award for his team’s visionary work on cable’s HFC architecture; and the Vanguard Award for his work on the introduction of addressable converters.

Davis joined Charter in 2001 as vice president, engineering, Western Division, and over the next five years earned responsibility for all engineering activities. As vice president and chief technology officer from 2003 to 2006, his responsibilities included the development of a technical operations structure to facilitate the company’s rollout of advanced digital video programming, high-speed data and voice-over-IP services.

Previously, Davis was vice president of engineering for Comcast, serving as the company’s engineering lead in managing the integration and upgrade of plant acquired from Jones Intercable into the Comcast network. Davis joined Comcast after 15 years with Jones Intercable, during which time he rose from fund engineering director for the company’s Midwest systems to vice president, technical operations and group vice president, engineering.

Highly sought-after for his industry expertise and guidance, Davis was a member of the CTO Technical Advisory Board of CableLabs, and is on the technical advisory boards of Cedar Point Communications, Peak8 Solutions and BroadLogic Network Technologies. He is a member of the SCTE.

About Vyyo Inc.
Vyyo products designed for use by cable television operators include spectrum overlay solutions designed to expand cable operators’ typical HFC (hybrid-fiber coax) network capacity in the “last mile” and business services solutions that can help operators meet the needs of small/medium-sized enterprises using existing cable plant.  Spectrum overlay increases bandwidth by up to 2x in the downstream and 4x or more in the upstream,

addressing requirements for advanced residential and business services.    For more information, please visit www.vyyo.com.

Safe Harbor Statement

Statements made in this press release relating to the future, including those related to the opportunities created for our customers given our ability to provide spectrum overlay solutions and our ability to dramatically increase upstream and downstream bandwidth, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our business and results of operations to differ materially from those expressed or implied by such forward-looking statements. Risks that may cause these forward-looking statements to be inaccurate include among others: whether we will be able to accelerate the movement from development stage to deployment and establish meaningful commercial relationships with cable system operators; the current limited visibility available in the telecommunications and broadband access equipment markets; the willingness and ability of operators to adopt our new technology and apply it in a manner that meets customer demands; our ability to produce and distribute our spectrum overlay and T1 solutions in the quantities, and with the quality control, desired by the market; and other risks set forth in our annual report on Form 10-K for the year ended December 31, 2005, our quarterly reports on Form 10-Q and other reports filed by us with the Securities and Exchange Commission from time to time. We assume no duty to update these statements.

All trademarks mentioned herein are the property of their respective owners.

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PUBLIC RELATIONS:	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com